Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to  Registration Statement No. 002-41839 on Form N–1A of our report dated June 14, 2022, relating to the financial statements and financial highlights of Fidelity Mid Cap Index Fund and Fidelity Small Cap Index Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year ended April 30, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 21, 2022